Exhibit 99.1

          Hecla First Quarter 2006 Earnings Top $38 Million;
      115% Increase in Gross Profit, 21% Decrease in Silver Cash
          Production Costs, 51% Increase in Gold Production;
                  For the Period Ended March 31, 2006

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 3, 2006--Hecla Mining Company (NYSE:HL) today reported first quarter net income of $38.4 million, or $0.32 per share, compared to a net loss of $3.3 million, or $0.03 per share, during the same period of 2005. Hecla's gross profit more than doubled from the same period a year ago, the average total cash cost per ounce of silver production decreased 21% and gold production increased 51% over the first quarter of 2005. First quarter net income is primarily attributable to a gain of $35.6 million, net of income taxes, on the sale of a stock investment and increased gross profit due to rising metals prices. Excluding the gain on sale of investments, Hecla's net income totaled $2.8 million, or $0.02 per common share, an improvement of $6.1 million over the first quarter of 2005.
    Hecla's diversity of operations continues to deliver low-cost production and less risk. From its U.S.-based mines, Hecla continues to have extremely low silver production costs with first quarter production of 1.2 million ounces at an average total cash cost per ounce of $2.05. As a result, Hecla's estimated total average cash cost for silver in 2006 has been reduced to $2.25 per ounce. Gold production in the first quarter was over 42,000 ounces at an average total cash cost per ounce of $357, with a total average cash cost for the year expected in the range of $350-$375 per ounce of gold.
    The price of silver averaged $9.69 per ounce, with an average realized price of gold of $558 per ounce during the first quarter. Hecla's President and Chief Executive Officer, Phillips S. Baker, Jr., said, "This is the start of a great year. We continue to be on track to show further operational improvements, and precious and base metals prices are now above those experienced during the first quarter and all of last year. The price of silver is in the range to really show profits while at the same time allowing significant investments in the future through exploration. Our mines are easily supplying the cash flow we need to fund this effort. Our exploration work on the Hugh Zone silver discovery in Mexico is getting more exciting as each exploration dollar is spent, and we're making good progress on the Hollister Development Block gold project, increasing the resource at Lucky Friday, further delineating the new West Gallagher zone at Greens Creek, and Venezuelan exploration is advancing targets at both La Camorra and Block B. Truly, Hecla has low-risk exploration potential as yet unrecognized by the market, as well as tremendously undervalued properties at these increased metals prices. Those factors, along with what we believe is a precious metals bull market with some legs on it, bodes well for our stock price."

    FIRST QUARTER 2006 HIGHLIGHTS

    -- Gross profit of $11.7 million, a 115% increase from the first quarter a year ago

    -- Revenues of $39.8 million, a 63% increase from the first quarter a year ago

    -- 1.2 million ounces of silver produced at an average total cash cost of $2.05 per ounce, a 21% decrease in production costs compared to the same period of 2005

    -- 42,419 ounces of gold produced, a 51% quarter-on-quarter production increase, including production of 37,620 ounces from Venezuela at an average total cash cost of $357 per ounce

    -- A 25% decrease in estimated silver total average cash cost for 2006 to $2.25 per ounce; estimate for total average cash cost per ounce of gold increased to a range of $350-$375

    -- 38% increase in average silver price and 30% increase in average realized gold price compared to the first quarter 2005

    -- The La Camorra mine reached its one-millionth ounce of production

    -- Shares of Alamos Gold Inc. sold in January, generated a $35.6 million gain, net of income taxes, and $57 million in cash

    -- Continued focus on exploration and pre-development, with increasing optimism toward the West Gallagher at Greens Creek in Alaska, the Hugh Zone discovery in Mexico and positive exploration drilling below the current resource at Lucky Friday in Idaho

    OPERATIONS AND EXPLORATION

    Overall, operations performed well during the first quarter and silver production is expected to increase during the second half of the year, as development of the 5900 level at the Lucky Friday silver mine is finished and ground rehabilitation is completed at Greens Creek. Hecla's anticipated 2006 production is approximately 6 million ounces of silver and 150,000 ounces of gold. Baker said, "Our silver operations, all U.S. based, are outperforming our previous cost per ounce estimates and last year's already low costs. Our gold operations in Venezuela are giving us great cash flow as the La Camorra Unit begins to realize the benefits of Mina Isidora, although we have increased our cash cost per ounce estimate for gold production in 2006 because of currency exchange controls, lower productivity at the La Camorra mine and royalties tied to the price of gold. We are taking a number of steps to minimize the impact of currency restrictions and to improve productivity."
    Greens Creek -- Of the total silver mined by Hecla during the first quarter of 2006, half came from the Greens Creek silver mine in Alaska, operating since 1986, in which Hecla holds an approximate 30% interest. For the first quarter of 2006, Greens Creek provided 614,094 ounces of silver for Hecla's account, at the very low average total cash cost per ounce of negative $1.28, the result of high by-product credits from gold, zinc and lead. A ground control rehabilitation program continued at Greens Creek during the first quarter, which slightly impacted production at the mine, just as it did during the fourth quarter of 2005. This program should be complete by the second half of the year, with a commensurate increase in production. Assay results from approximately 25% of the 130 holes drilled into the West Gallagher have been received. The exploration program has clearly identified a significant ore-grade resource in the West Gallagher. A large, lower-grade mineralized area surrounds the ore-grade resource. The resource continues to be open to the west and the south. Geophysical work shows a large conductor to the west, strongly indicating additional ore. The potential is good for a minable resource, typical in size to the other productive ore zones at Greens Creek. Greens Creek personnel are currently developing additional drill platforms and will begin drilling the indicated extensions in the third quarter. A resource estimate based on the drilling to date is expected by the fourth quarter.
    Lucky Friday -- The Lucky Friday mine, operating since 1942 in northern Idaho, produced 626,792 ounces at an average total cash cost of $5.31 per ounce of silver during the first quarter of 2006, continuing its improvement from the fourth quarter of last year as the mine works toward achieving its planned annual production rate of 4 million ounces by the middle of 2006. The first full year of production at that rate is expected to be 2007. The 35% increase in silver production and considerably lower costs compared to the fourth quarter 2005 are a result of the new development on the 5900 level of this deep underground mine, where some early production has been achieved. However, the bulk of the production in the first quarter was still from the nearly mined-out 4900 level. Once most of the production is coming from the new 5900 level later in the year, it is anticipated that costs will decrease and production will increase even more because the new development is in the heart of the identified reserve, reducing haulage time.
    Five exploration holes completed in the first quarter all returned ore grade intercepts on one or more veins. All five intercepts are outside the current resource estimate. Baker said, "I fully expect to increase the known resource at the Lucky Friday, where we already have as much resource identified as has been mined during the past 33 years at this great silver mine. The main vein in the expansion area is very robust, as evidenced by assays from our deepest exploration hole at the 6900 level, which is already 1,000 feet below our current mining level and 500 feet below our current resource. In fact, based on the geology, we believe we will continue to see this type of mineralization another 1,000 feet below the 6900 level and even beyond. This mine continues to provide good news in every aspect of the business: operations, safety and exploration."
    La Camorra -- Hecla has been operating the La Camorra Unit in Venezuela since 1999, made up of the original La Camorra mine and the newly developed Mina Isidora, which is located about 100 kilometers north of the La Camorra mine. All ore from both deposits is processed through the mill at the La Camorra mine, which produced its one-millionth ounce during the first quarter of 2006. In the first quarter of 2006, the La Camorra Unit produced 37,620 ounces of gold, a 72% increase over the first quarter a year ago, due primarily to Mina Isidora production. The average total cash cost per ounce of gold was $357, including approximately $22 per ounce for obsolete supply inventory, compared to $294 per ounce in the same period of 2005. As mining progresses deeper in the older La Camorra deposit where the grade is decreasing, there are fewer mining headings, limiting flexibility and production and resulting in a decrease in tons mined from that deposit. That lower volume, costs associated with mining deeper and unfavorable currency exchange controls have resulted in a mining cost per ton increase at the La Camorra Unit. This cost increase occurred despite completion of a shaft at the La Camorra mine, which was originally intended to alleviate some of the costs of mining at depth. Even so, at the current gold price, cash margins remain healthy. However, there is enough uncertainty in some of the cost factors that the 2006 estimate of average total cash cost of production for gold has been increased to $350-$375 per ounce.
    Late in the first quarter of 2006, Hecla began selling gold to the local market as required by Venezuelan law (which specifies that 15% of gold production be sold within the country). Hecla expects to sell the gold now inventoried over a number of quarters.
    Exploration on Hecla's Block B in Venezuela, where Mina Isidora is located, began again in the first quarter, after completing the fourth quarter reserve analysis. Drilling results are not yet available. On the El Dorado concessions where the La Camorra mine is located, the immediate focus has turned from identifying deep resources to targeting shallower targets along strike of the deposit. There is good evidence of additional mineralization on the concessions that could be drilled from the surface once exploration permits are obtained.
    The small mining cooperative program initiated by Hecla in Venezuela continues to reflect the company's values by helping the local communities and maintaining good government relations. The program includes funding and training small mining cooperatives to improve their technical, safety and environmental practices. In return, Hecla retains half of the ore it processes for the miners.
    San Sebastian -- The Hugh Zone, which is an extension of the Francine vein at Hecla's San Sebastian property near Durango, Mexico, now shows persistent mineralization along a 2-kilometer strike length. Baker said, "The Hugh Zone continues to give us encouragement that we have a large minable deposit, if the mineralization proves continuous. Our aim of doubling the potential resource looks very good and we expect to confirm that later this year." Drilling is still widespread on this very large deposit, which is located on the Francine vein about 300 meters beneath the silver-rich zone that Hecla mined out last year. The Hugh Zone remains open at depth and to the east and west, and drilling from the surface will continue in the second quarter. Preliminary analysis shows net smelter returns of up to $800 per ton at current metals prices in some of the higher-grade areas of the deposit. The average production cost during the life of the San Sebastian mine (which included the upper levels of the Francine vein) was approximately $90 per ton.
    More than two years of well-executed, systematic geologic work has begun to give Hecla a real understanding of the genesis of the deposits on the 200-square-mile San Sebastian property position. The current geologic understanding in the district is supporting a belief in the potential for more, and even bigger, deposits on these trends. According to Baker, "Our holdings in the Saladillo Valley may well become the next major mining district in Mexico. Three factors make me say that: First, this property appears to be the intersection of three major structural trends with a major intrusive lying at this intersection. This is probably the key to the high-grade mineralization we have mined there in the past. Second, the Hugh Zone is evidence of a stacked mineralized system similar to the 1.3-billion-ounce Guanajuato silver district just 340 miles to the southeast. And finally, this has very similar sulfidation stages to those seen in the 1.1-billion-ounce Fresnillo silver district 150 miles to the southeast." Based on this geologic understanding, drilling programs are planned for the north end of the San Sebastian property, as well as three or four other targets later this year.
    Hollister Development Block -- Underground drilling at the Hollister Development Block gold exploration project in Nevada commenced during the first quarter and is continuing in the second quarter. Approximately 15% of the planned drilling is complete, with assays pending. A decision on whether the high-grade gold deposit is continuous enough to be economically mined is expected in early 2007. Hecla is earning into a 50/50 joint venture participation on the project with Great Basin Gold.

    FINANCIAL

    Hecla's balance sheet remains strong with no long-term debt and $54.2 million of cash and short-term investments. In addition, Hecla has a $30 million credit facility to draw upon if acquisition or capital improvement opportunities arise. The company has no silver or gold production sold forward.
    During the first quarter, Hecla recognized an after-tax gain of $35.6 million on the sale of Alamos Gold Inc. stock, which was subject only to a U.S. alternative minimum tax of 2% to a historical tax loss carryforward. Hecla had invested $21 million in the stock and sold the position in January 2006, for cash proceeds of $57 million.
    In the second quarter of 2006, income of $4.4 million is expected to be recognized from the sale of the Noche Buena gold exploration property in Mexico. A determination was made that the deposit did not fit Hecla's operating parameters, so the property was sold.

    OTHER

    In late April, the Idaho Supreme Court ruled in favor of Hecla on all counts in a lawsuit brought by Independence Lead Mines regarding the Lucky Friday mine. The Court agreed that Hecla had in all ways acted in a prudent manner in its management of the Lucky Friday. There is no avenue of appeal available to the plaintiffs, so the matter is now closed.
    During the first quarter, the Board of Directors of Hecla Mining Company appointed Philip C. Wolf to the position of Vice President and General Counsel. Wolf will provide legal counsel for Hecla's business activities and is also responsible for the environmental and land departments. Wolf has more than 30 years of legal experience, the majority of it in the mining industry with Cyprus Amax Minerals and Amoco Minerals Company. After Hecla's Annual Meeting of Shareholders, Wolf will also take over the position of Corporate Secretary.
    The Annual Meeting of Shareholders of Hecla Mining Company takes place this Friday, May 5, at 10:30 a.m. PT at the Coeur d'Alene Inn in Coeur d'Alene, Idaho. At that meeting, Arthur Brown will retire as Chairman of the Board, after 39 years with Hecla. Another long-time Hecla director, John Clute, is also retiring from the Board after 25 years of service to the company. Michael B. White, who was Hecla's Corporate Secretary for 15 years, will also retire. Baker said, "The good counsel of all three of these very experienced men will be acutely missed, but they have certainly earned a long and happy retirement. We wish them all the best, and thank them for their integrity, loyalty and guidance."
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 115-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's Web site at http://www.sec.gov/edgar.shtml.


                         HECLA MINING COMPANY
      (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                                                First Quarter Ended
                                                --------------------
HIGHLIGHTS                                      Mar. 31,    Mar. 31,
                                                  2006        2005
----------------------------------------------------------------------
FINANCIAL DATA
----------------------------------------------------------------------
Sales:
Silver operations (2)                          $   24,215  $   14,744
Gold operations                                    15,575       9,690
                                                ----------  ----------
  Total sales                                  $   39,790  $   24,434

Gross Profit:
Silver operations (2)                          $    9,986  $    3,162
Gold operations                                     1,747       2,303
                                                ----------  ----------
  Total gross profit                           $   11,733  $    5,465

Net income (loss)                              $   38,394  $   (3,296)
Income (loss) applicable to common
 shareholders                                  $   38,256  $   (3,434)
Basic income (loss) per common share           $     0.32  $    (0.03)
Cash flow used in operating activities         $     (303) $   (6,985)
Net cash provided by (used in) operating
 activities before exploration and
 pre-development expenses (1)                  $    4,579  $   (2,059)
----------------------------------------------------------------------
PRODUCTION SUMMARY - TOTALS
----------------------------------------------------------------------
Silver - Ounces                                 1,240,886   1,418,263
Gold - Ounces                                      42,419      28,122
Lead - Tons                                         5,209       4,896
Zinc - Tons                                         5,569       5,946
Average cost per ounce of silver produced (2):
  Cash operating costs ($/oz.)                       1.80        2.49
  Total cash costs ($/oz.) (3)                       2.05        2.60
  Total production costs ($/oz.)                     4.19        4.12
Average cost per ounce of gold produced (4):
  Cash operating costs ($/oz.)                        348         285
  Total cash costs ($/oz.) (3)                        357         294
  Total production costs ($/oz.)                      508         358
----------------------------------------------------------------------
AVERAGE METAL PRICES
----------------------------------------------------------------------
Silver - London Fix ($/oz.)                          9.69        7.00
Gold - Realized ($/oz.)                               558         429
Gold - London Final ($/oz.)                           554         427
Lead - LME Cash (cents/pound)                        56.3        44.4
Zinc - LME Cash (cents/pound)                       101.9        59.7

(1) Net cash provided by (used in) operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow used in operating activities to non-GAAP net cash provided by (used in) operating activities before exploration and pre-development expenses for the quarters ended March 31, 2006 and 2005:

     Cash flow used in operating activities      $  (303)  $ (6,985)
     Add exploration                               3,388      2,792
     Add pre-development expenses                  1,494      2,134
                                                 -------   --------
     Net cash provided by (used in) operating
      activities before exploration and
      pre-development expenses                   $ 4,579   $ (2,059)
                                                 =======   ========

(2) Includes gold produced at silver properties, which is treated as a by-product credit in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) on the cash costs per ounce reconciliation section.

(4) For the quarters ended March 31, 2006 and 2005, this includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
          (dollars and shares in thousands, except per share
                         amounts - unaudited)
                                                 First Quarter Ended
                                                 -------------------
                                                  Mar. 31,  Mar. 31,
                                                    2006       2005
                                                 --------- -----------

Sales of products                                $ 39,790   $  24,434
                                                  --------   ---------
Cost of sales and other direct production costs    19,910      15,143
Depreciation, depletion and amortization            8,147       3,826
                                                  --------   ---------
                                                   28,057      18,969
                                                  --------   ---------
Gross profit                                       11,733       5,465
                                                  --------   ---------

Other operating expenses:
  General and administrative                        3,100       2,642
  Exploration                                       3,388       2,792
  Pre-development expenses                          1,494       2,134
  Depreciation and amortization                       309         146
  Other operating expenses                            240         692
  Provision for closed operations and
   environmental matters                              715         334
                                                  --------   ---------
                                                    9,246       8,740
                                                  --------   ---------
Income (loss) from operations                       2,487      (3,275)
                                                  --------   ---------

Other income (expense):
  Gain on sale of investments                      36,422         - -
  Interest and other income                           607         430
  Interest expense                                   (127)        (33)
                                                  --------   ---------
                                                   36,902         397
                                                  --------   ---------
Income (loss) from operations, before income
 taxes                                             39,389      (2,878)
Income tax provision                                 (995)       (418)
                                                  --------   ---------

Net income (loss)                                  38,394      (3,296)
Preferred stock dividends                            (138)       (138)
                                                  --------   ---------

Income (loss) applicable to common shareholders  $ 38,256   $  (3,434)
                                                  ========   =========

Basic and diluted income (loss) per common
 share after preferred stock dividends           $   0.32   $   (0.03)
                                                  ========   =========

Basic weighted average number of common shares
 outstanding                                      118,756     118,381
                                                  ========   =========
Diluted weighted average number of common shares
 outstanding                                      119,288     118,381
                                                  ========   =========


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                                 Mar. 31,   Dec. 31,
                                                   2006       2005
----------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                      $  42,156  $   6,308
  Short-term investments and securities held for
   sale                                             12,000     40,862
  Accounts and notes receivable                     22,267     17,595
  Inventories                                       28,019     25,466
  Other current assets                               4,903      3,546
                                                  ---------  ---------
      Total current assets                         109,345     93,777
Investments                                          3,780      2,233
Restricted cash and investments                     20,576     20,340
Properties, plants and equipment, net              137,339    137,932
Other noncurrent assets                             21,959     17,884
                                                  ---------  ---------

Total assets                                     $ 292,999  $ 272,166
                                                  =========  =========

----------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses          $  16,323  $  16,684
  Dividends payable                                    138        138
  Accrued payroll and related benefits               9,942     10,452
  Accrued taxes                                      3,505      2,529
  Current portion of debt                            1,060        - -
  Current portion of accrued reclamation and
   closure costs                                     6,365      6,328
                                                  ---------  ---------
      Total current liabilities                     37,333     36,131
Long-term debt                                         - -      3,000
Accrued reclamation and closure costs               62,178     62,914
Other noncurrent liabilities                         9,437      8,791
                                                  ---------  ---------

Total liabilities                                  108,948    110,836
                                                  ---------  ---------

----------------------------------------------------------------------
SHAREHOLDERS' EQUITY
----------------------------------------------------------------------
Preferred stock                                         39         39
Common stock                                        29,775     29,651
Capital surplus                                    511,100    508,104
Accumulated deficit                               (357,836)  (396,092)
Accumulated other comprehensive income               1,091     19,746
Treasury stock                                        (118)      (118)
                                                  ---------  ---------

Total shareholders' equity                         184,051    161,330
                                                  ---------  ---------

Total liabilities and shareholders' equity       $ 292,999  $ 272,166
                                                  =========  =========

Common shares outstanding at end of period         119,093    118,594
                                                  =========  =========


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)


                                                   First Quarter Ended
                                                   -------------------
                                                   Mar. 31,   Mar. 31,
                                                      2006      2005
----------------------------------------------------------------------
OPERATING ACTIVITIES
----------------------------------------------------------------------
Net income (loss)                                  $ 38,394  $ (3,296)
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization            8,456     3,972
  Gain on sale of investments                       (36,422)      - -
  (Gain) loss on disposition of properties, plants
    and equipment                                       (22)       14
  Gain on sale of royalty interests                    (341)     (550)
  Provision for reclamation and closure costs            98       253
  Stock compensation                                    271       161
Change in assets and liabilities:
  Accounts and notes receivable                      (7,059)     (619)
  Inventories                                        (2,553)   (3,695)
  Other current and noncurrent assets                (2,098)   (1,614)
  Accounts payable and accrued expenses                (352)     (598)
  Accrued payroll and related benefits                  456      (575)
  Accrued taxes                                         976       (24)
  Accrued reclamation and closure costs and other
   noncurrent liabilities                              (107)     (414)
                                                    --------  --------
Net cash used in operating activities                  (303)   (6,985)
                                                    --------  --------

----------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------
Additions to properties, plants and equipment        (7,885)   (9,815)
Proceeds from sale of investments                    57,423       - -
Proceeds from disposition of properties, plants
 and equipment                                          - -        17
Purchase of short-term investments                  (20,200)  (44,694)
Maturities of short-term investments                  8,200    42,721
Increase in restricted investments                     (236)     (133)
                                                    --------  --------
Net cash provided by (used in) investing
 activities                                          37,302   (11,904)
                                                    --------  --------

----------------------------------------------------------------------
FINANCING ACTIVITIES
----------------------------------------------------------------------
Common stock issued under stock option plans            846       161
Dividends paid to preferred shareholders               (138)     (138)
Other financing activities                               81       - -
Borrowings on debt                                    4,060       - -
Repayments of debt                                   (6,000)      - -
                                                    --------  --------
Net cash provided by (used in) financing
 activities                                          (1,151)       23
                                                    --------  --------

Net increase (decrease) in cash and cash
 equivalents                                         35,848   (18,866)
Cash and cash equivalents at beginning of period      6,308    34,460
                                                    --------  --------

Cash and cash equivalents at end of period         $ 42,156  $ 15,594
                                                    ========  ========


                         HECLA MINING COMPANY
                            Production Data

                                                  First Quarter Ended
                                                  -------------------
                                                    Mar. 31, Mar. 31,
                                                     2006     2005
----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
----------------------------------------------------------------------
Tons of ore milled                                   51,888    55,045
Days of operation                                        84        83
Mining cost per ton                                $  34.52  $  33.38
Milling cost per ton                               $  23.79  $  20.39
Ore grade milled - Silver (oz./ton)                   15.53     21.42
Silver produced (oz.)                               614,094   896,871
Gold produced (oz.)                                   4,728     6,200
Lead produced (tons)                                  1,615     1,847
Zinc produced (tons)                                  4,537     5,122
Average cost per ounce of silver produced (2):
  Cash operating costs                             $  (1.78) $   0.87
  Total cash costs (1)                             $  (1.28) $   1.05
  Total production costs                           $   1.95  $   3.35
Capital additions (in thousands)                   $  1,987  $    420
----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Tons of ore processed                                63,724    42,795
Days of operation                                        69        45
Mining cost per ton                                $  51.13  $  66.77
Milling cost per ton                               $  11.38  $   8.21
Ore grade milled - Silver (oz./ton)                   11.01     12.99
Silver produced (oz.)                               626,792   521,392
Lead produced (tons)                                  3,594     3,049
Zinc produced (tons)                                  1,032       824
Average cost of silver produced:
  Cash operating costs                             $   5.30  $   5.26
  Total cash costs (1)                             $   5.31  $   5.26
  Total production costs                           $   6.39  $   5.46
Capital additions (in thousands)                   $  2,101  $  1,811
----------------------------------------------------------------------
LA CAMORRA UNIT
----------------------------------------------------------------------
Tons of ore processed                                54,547    50,332
Days of operation                                        84        83
Mining cost per ton                                $ 123.24  $  62.02
Milling cost per ton                               $  16.59  $  12.24
Ore grade milled - Gold (oz./ton)                     0.701     0.448
Gold produced (oz.)                                  37,620    21,860
Average cost per ounce of gold produced:
  Cash operating costs                             $    348  $    285
  Total cash costs (1)                             $    357  $    294
  Total production costs                           $    508  $    358
Capital additions (in thousands)                   $  3,705  $  7,338

(1) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                                                   First Quarter Ended
                                                   -------------------
                                                    Mar. 31,  Mar. 31,
                                                      2006      2005
----------------------------------------------------------------------
GOLD OPERATIONS
----------------------------------------------------------------------
Total cash costs                                     $13,209  $ 6,181
Divided by gold ounces produced                           37       21
                                                      -------  -------
   Total cash cost per ounce produced                $   357  $   294
                                                      =======  =======
Reconciliation to GAAP (2):
   Total cash costs                                  $13,209  $ 6,181
   Depreciation                                        5,531    1,329
   Treatment & freight costs                          (1,594)    (412)
   By-product credits                                    410      306
   Change in product inventory                        (3,711)     (48)
   Reclamation, severance and other costs                (16)      31
                                                      -------  -------
   Costs of sales and other direct production costs
    and depreciation, depletion and amortization
    (GAAP)                                           $13,829  $ 7,387
                                                      =======  =======

----------------------------------------------------------------------
SILVER OPERATIONS
----------------------------------------------------------------------
Total cash costs (3)                                 $ 2,540  $ 3,682
Divided by silver ounces produced                      1,241    1,418
                                                      -------  -------
   Total cash cost per ounce produced                $  2.05  $  2.60
                                                      =======  =======
Reconciliation to GAAP:
   Total cash costs                                  $ 2,540  $ 3,682
   Depreciation, depletion and amortization            2,616    2,498
   Treatment & freight costs                          (6,953)  (4,851)
   By-product credits                                 15,327   10,078
   Change in product inventory                           653     (389)
   Idle facility cost (3)                                - -      511
   Reclamation, severance and other costs                 45       54
                                                      -------  -------
   Costs of sales and other direct production costs
    and depreciation, depletion and amortization
    (GAAP)                                           $14,228  $11,583
                                                      =======  =======

----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
----------------------------------------------------------------------
Total cash costs                                     $  (788) $   939
Divided by silver ounces produced                        614      897
                                                      -------  -------
   Total cash cost per ounce produced                $ (1.28) $  1.05
                                                      =======  =======
Reconciliation to GAAP:
   Total cash costs                                  $  (788) $   939
   Depreciation, depletion and amortization            1,943    2,022
   Treatment & freight costs                          (4,342)  (3,442)
   By-product credits                                 10,326    7,195
   Change in product inventory                          (217)     (61)
   Reclamation, severance  and other costs                42       41
                                                      -------  -------
   Costs of sales and other direct production costs
    and depreciation, depletion and amortization
    (GAAP)                                           $ 6,964  $ 6,694
                                                      =======  =======

----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Total cash costs                                     $ 3,328  $ 2,743
Divided by silver ounces produced                        627      521
                                                      -------  -------
   Total cash cost per ounce produced                $  5.31  $  5.26
                                                      =======  =======
Reconciliation to GAAP:
   Total cash costs                                  $ 3,328  $ 2,743
   Depreciation, depletion and amortization              673       89
   Treatment & freight costs                          (2,611)  (1,409)
   By-product credits                                  5,001    2,883
   Change in product inventory                           (36)    (328)
   Reclamation and other costs                             3       13
                                                     --------  -------
   Costs of sales and other direct production costs
    and depreciation, depletion and amortization
    (GAAP)                                           $ 6,358  $ 3,991
                                                      =======  =======

----------------------------------------------------------------------
RECONCILIATION TO GAAP, ALL OPERATIONS
----------------------------------------------------------------------
   Total cash costs                                  $15,749  $ 9,863
   Depreciation, depletion and amortization            8,147    3,827
   Treatment & freight costs                          (8,547)  (5,263)
   By-product credits                                 15,737   10,384
   Change in product inventory                        (3,058)    (437)
   Idle facility cost(3)                                 - -      511
   Reclamation and other costs                            29       85
                                                      -------  -------
   Costs of sales and other direct production costs
    and depreciation, depletion and amortization
    (GAAP)                                           $28,057  $18,970
                                                      =======  =======

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and our Block B concessions only. During the quarters ended March 31, 2006 and 2005, gold produced from third-party mining operations located near the La Camorra mine and Block B concessions was treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) The mill that processed San Sebastian ore was closed due to a strike by mill workers during the first quarter of 2005, making first quarter 2005 production statistics not meaningful, including total cash cost per ounce produced. Mine and mill operations ceased in October 2005. During the first quarter 2005, cost of sales and other direct production costs of $511,000 were not included in the determination of total cash costs for silver operations.


    CONTACT: Hecla Mining Company
             investor and public relations
             Vicki Veltkamp, 208-769-4144
             Web site: http://www.hecla-mining.com